Exhibit 10.33

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

EXECUTION VERSION

AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG

as Transferor

and

BARCLAYS BANK PLC

as Collateral Agent

SECURITY TRANSFER AGREEMENT

(Sicherungsübereignung)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS — SITZ: FRANKFURT AM MAIN — AG FRANKFURT AM MAIN PR 1000

This SECURITY TRANSFER AGREEMENT (the “Agreement”) is made on 1 July 2014

BETWEEN:

(1)	AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Köln under HRA 30529 (the “Transferor”); and

(2)	BARCLAYS BANK PLC, in its capacity as collateral agent for the Loan Finance Parties (as defined below) under the Credit Agreement (as defined below) and as collateral sub-agent for the Notes Collateral Agent (as defined below) under the Intercreditor Agreement (as defined below) (the “Collateral Agent”).

WHEREAS:

(A)	Pursuant to a USD 2,700,000,000 and EUR 400,000,000 term and multi-currency revolving credit agreement originally dated 1 February 2013 between, inter alia, Axalta Coating Systems U.S., Inc. (formerly Coatings Co. U.S. Inc.) as U.S. Holdings (the “U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) as Holdings (the “Holdings”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.) (the “Dutch Co-Borrower”) and Axalta Coating Systems U.S. Holdings (formerly U.S. Coatings Acquisition Inc.) (the “U.S. Co-Borrower” and, together with the Dutch Co-Borrower, the “Borrowers”), Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation as joint lead arrangers (the “Arrangers”) and joint bookrunners, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. as syndication agents (the “Syndication Agents”), Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC as co-documentation agents (the “Co-Documentation Agents”) and Barclays Bank PLC as administrative agent, collateral agent (together with its successors in such capacity, the “Bank Collateral Agent”) and L/C issuer and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Current Lenders”) have agreed to grant certain facilities to the Borrowers. Pursuant to the terms of the Credit Agreement, the aggregate amount of the facilities (including numbers of facilities) may be increased by a cash-capped amount of up to USD 400,000,000 if the Borrowers and the relevant lenders assuming such additional commitments so agree (the “Incremental Facilities”).

(B)	Pursuant to a holdings guaranty agreement dated 1 February 2013 between Holdings as guarantor (the “Holdings Guarantor”) and Barclays Bank PLC as administrative agent (the “Holdings Guaranty Agreement”), the Holdings Guarantor has guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(C)

Pursuant to a subsidiary guaranty agreement dated 1 February 2013 between, inter alia, the entities listed in Schedule 1 Part A (List of Subsidiary Guarantors) acting as original and/or additional guarantors (the “Subsidiary Guarantors” and together with the Holdings Guarantor, the “Current Loan Guarantors”) and Barclays Bank PLC as administrative agent (the “Subsidiary Guaranty Agreement” and together with the Holdings Guaranty Agreement, the “Guaranty Agreements”), the Subsidiary Guarantors have guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(D)	Pursuant to an indenture dated 1 February 2013 between the U.S. Co-Borrower as U.S. co-issuer (the “U.S. Co-Issuer”), the Dutch Co-Borrower as Dutch co-issuer (the “Dutch Co-Issuer”, and together with the U.S. Co-Issuer, the “Issuers”), the entities listed in Schedule 1 Part B (List of Current EUR Notes Guarantors) acting as original and/or additional guarantors (the “Current EUR Notes Guarantors”) and Wilmington Trust, National Association as notes trustee and notes collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “EUR Notes Indenture”), the Issuers have issued EUR 250,000,000, 5.750% senior secured notes due 2021 (together with any such notes issued in addition, substitution, exchange or replacement thereof pursuant to the EUR Notes Indenture, the “Secured Notes”).

(E)	The Transferor has agreed to transfer certain rights in respect of the Charged Assets (as defined below) to the Collateral Agent as security for the Secured Obligations (as defined below).

(F)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Loan Finance Parties pursuant to the Credit Agreement and otherwise administered as collateral sub-agent for and on behalf of the Notes Collateral Agent in accordance with the provisions of the first lien intercreditor agreement dated 1 February 2013 between the Collateral Agent, the Notes Foreign Collateral Agent, the Notes Collateral Agent, each grantor party thereto, and each additional agent from time to time party thereto and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Intercreditor Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Agents” means the Administrative Agent, the Bank Collateral Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents and the Supplemental Agents (if any) and “Agent” means any of them.

“Authorisation” means the authorisation to dispose of (Verfügungsermächtigung) and deal with the Charged Assets granted by the Collateral Agent to the Transferor pursuant to Clause 7.1 hereof.

“Borrower Representative” means the U.S. Co-Borrower as the entity appointed to act on behalf of any Borrower under the Loan Documents.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of such date or within 30 days thereafter, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Charged Assets” means all assets specified in the list attached hereto as Schedule 2 (Asset Identification List) which forms an integral part of this Agreement and/or in any updated asset identification list delivered pursuant to Clause 4.1 and “Charged Asset” means any of them.

“Closing Date” means 1 February 2013.

“Enforcement Event” means the occurrence of an Event of Default that has not been cured or waived and, in respect of which the Bank Collateral Agent and/or the Notes Collateral Agent has the ability, subject to the delivery to the relevant companies of an Enforcement Notice, if required (provided that, notwithstanding anything to the contrary herein, no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default in connection with the occurrence of an actual or deemed entry of an order for relief with respect to any bankruptcy or insolvency law, in each case that is continuing), to exercise any of its/their rights under the Credit Agreement and/or the EUR Notes Indenture in accordance with their respective terms, including to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated.

“Enforcement Notice” means a notice by the Bank Collateral Agent and/or the Notes Collateral Agent informing the relevant company that the Bank Collateral Agent and/or the Notes Collateral Agent intends to exercise rights under the Credit Agreement and/or the EUR Notes Indenture to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated or to require cash collateralization of any obligations relating to letters of credit issued under facilities under the Credit Agreement, in each case in accordance with the Credit Agreement and/or the EUR Notes Indenture, as applicable.

“EUR Notes Documents” means the Secured Notes, the EUR Notes Indenture, any guarantees in respect of the Secured Notes, any security documents relating to the EUR Notes Indenture and/or the Secured Notes and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the EUR Notes Indenture.

“Future Charged Assets” means all assets specified in any updated asset identification list delivered pursuant to paragraph (b) of sub-Clause 4.1 and “Future Charged Asset” means any of them.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Swap Contract, in each case in its capacity as party to such Swap Contract.

“L/C Issuer” means (i) Barclays Bank PLC and Citibank N.A. in their capacity as issuers of any letter of credit under the Credit Agreement and (ii) any other Lender issuing a letter of credit under the Credit Agreement.

“Lenders” means the Original Lenders, any entity which has become a lender under the Credit Agreement and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” means the Credit Agreement, the Intercreditor Agreement, the Holdings Guaranty Agreement, the Subsidiary Guaranty Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any fee letters relating to the Credit Agreement, any security documents relating to the Credit Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Finance Parties” means the Lenders (including in their capacity as issuing bank(s), hedge banks and/or cash management banks under the Credit Agreement), the L/C Issuer, the Swing Line Lenders, the Administrative Agent, the Bank Collateral Agent, any Hedge Bank and any Cash Management Bank.

“Loan Parties” means the Borrowers, the Current Loan Guarantors and any entity which may accede to the Subsidiary Guaranty Agreement as an additional guarantor by entering into a subsidiary guaranty supplement under the Subsidiary Guaranty Agreement and “Loan Party” means any of them.

“Notes Collateral Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the EUR Notes Indenture and any successor appointed as collateral agent under the EUR Notes Indenture.

“Notes Parties” means the Issuers and the Current EUR Notes Guarantors and any entity which may become an additional guarantor under the EUR Notes Indenture and “Notes Party” means any of them.

“Notes Secured Parties” means the Secured Noteholders, the Notes Collateral Agent and the Notes Trustee.

“Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the EUR Notes Indenture and any successor appointed as trustee under the EUR Notes Indenture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Obligors” means the Loan Parties and the Notes Parties.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Documents” means the Loan Documents and the EUR Notes Documents.

“Secured Hedge Agreement” means any Swap Contract permitted under the Credit Agreement that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Noteholders” means any registered holders, from time to time, of the Secured Notes, and “Secured Noteholder” means any of them.

“Secured Obligations” means any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Obligors (or any of them) to the Secured Parties or any of them under or in connection with the Secured Documents. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Secured Parties” means the Loan Finance Parties and the Notes Secured Parties.

“Supplemental Agent” means any individual or institution selected and appointed by the Administrative Agent and the Collateral Agent as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable, in relation to the Credit Agreement.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of swing line loans in relation to the Credit Agreement and any successor appointed as a swing line lender under the Credit Agreement.

1.2	Construction

In this Agreement:

1.2.1	Capitalised terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Credit Agreement and/or EUR Notes Indenture, as applicable; and

1.2.2	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	TRANSFER OF TITLE

2.1	The Transferor hereby transfers all title to the Charged Assets to the Collateral Agent.

2.2	To the extent that the Transferor has only part ownership (Miteigentum) of the Charged Assets or the Transferor has only inchoate rights (Anwartschaftsrechte) in respect of the Charged Assets, the Transferor hereby transfers to the Collateral Agent such part ownership or inchoate rights.

2.3	The Collateral Agent hereby accepts such transfers.

2.4	Title in form of ownership, part ownership and/or inchoate rights to the Charged Assets (except Future Charged Assets) shall pass over to the Collateral Agent on execution of this Agreement or, where the Transferor at such time has no such rights, at the time when it obtains such ownership, part ownership and/or inchoate rights. Title in the form of ownership, part ownership and/or inchoate rights to the Future Charged Assets shall pass over to the Collateral Agent when the Transferor provides the Collateral Agent with an updated asset identification list pursuant to paragraph (b) of sub-Clause 4.1 or, if later, at the time the Transferor acquires ownership, part ownership and/or inchoate rights in respect of such Charged Asset.

2.5	In lieu of delivering the Charged Assets to the Collateral Agent, the Transferor and the Collateral Agent hereby agree that the Transferor will hold the Charged Assets in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent. To the extent that any third party holds or will in future hold actual possession (unmittelbarer Besitz) of the Charged Assets, the Transferor hereby assigns to the Collateral Agent all its present and future claims to surrender (Herausgabeansprüche) of the Charged Assets and the Collateral Agent accepts such assignment.

3.	PURPOSE OF THE TRANSFER OF TITLE

The transfer of title hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The transfer of title shall also cover any future extension of the Secured Obligations and the Transferor herewith expressly agrees that the transfer of title shall secure the Secured Obligations as extended or increased from time to time (including, for the avoidance of doubt, any Incremental Facilities).

4.	LIST OF CHARGED ASSETS

4.1	Within 15 (fifteen) business days after the end of each calendar quarter and in addition at any time upon reasonable request of the Collateral Agent after the occurrence of an Enforcement Event which is continuing, the Transferor shall deliver to the Collateral Agent an updated list substantially in the form of Schedule 2 (Asset Identification List) identifying all assets which shall replace the then current Schedule 2 (Asset Identification List) and form an integral part of this Agreement and which shall specify the nature of the Transferor’s entitlement to the Charged Assets (including any retention of title arrangements) and comprise details on the type and number of the Charged Assets and (i) with respect to movable fixed assets, their cost of purchase (Anschaffungswert) and their current book value (Buchwert) and (ii) with respect to all other Charged Assets, their book value together with a written confirmation that such list is a correct and complete list.

4.2	Each list may be delivered to the Collateral Agent in the form of a computer disc or in such other form as from time to time agreed between the Collateral Agent and the Transferor. If the list is delivered in the form of an electronic file (including a computer disc), the Collateral Agent may in its reasonable discretion request a printout in addition to any other form.

4.3	If the Transferor employs a third party for its bookkeeping and/or data processing, the Collateral Agent is hereby authorised to obtain the information on the Charged Assets directly from such third party at the Transferor’s expense at the same times and under the same conditions as set out in sub-Clause 4.1 above. For the avoidance of doubt, such authorisation does not release the Transferor from its obligation to provide lists of the Charged Assets to the Collateral Agent under this Clause 4.

5.	CHARGED ASSETS UNDER RETENTION OF TITLE ARRANGEMENTS

The Transferor shall, upon request of the Collateral Agent following the occurrence and during the continuation of an Enforcement Event, terminate any person’s retention of title arrangements (Eigentumsvorbehalt) arising in respect of any Charged Asset by paying the purchase price therefore. The Collateral Agent is entitled, but not obliged, at any time following the occurrence and during the continuation of an Enforcement Event to terminate such retention of title arrangements in respect of any Charged Asset by paying the purchase price therefore, or any part thereof, on behalf and at the expense of the Transferor.

6.	STATUTORY LIEN

6.1	If at any time following the occurrence and during the continuation of an Enforcement Event the Charged Assets or any part thereof are or become subject to a statutory lien (gesetzliches Pfandrecht) in favour of any third party, the Transferor shall inform the Collateral Agent without undue delay.

6.2	If so requested by the Collateral Agent following the occurrence and during the continuation of an Enforcement Event, the Transferor shall provide evidence to the Collateral Agent of the punctual payment of the sums secured by any statutory lien (including any landlord’s or lessor’s lien) within 10 (ten) business days after the due date for payment. Upon request of the Collateral Agent following the occurrence and during the continuation of an Enforcement Event, the Transferor shall use its reasonable efforts to provide the Collateral Agent with a written confirmation of such third party confirming it has no right to hold back or enforce its rights in respect of any of the Charged Assets and will inform the Collateral Agent by fax without undue delay if the Transferor fails to pay any of the obligations secured under the relevant statutory lien.

6.3	If the Transferor does not comply with its obligations under this Clause 6, the Collateral Agent is entitled, but not obliged, to pay the sums secured under any statutory lien on behalf and at the expense of the Transferor in order to ward off any statutory lien.

7.	DISPOSAL, PROCESSING AND REMOVAL OF CHARGED ASSETS

7.1	Disposal

The Transferor is authorised by the Collateral Agent to hold, dispose of (verfügen), process (verarbeiten), remodel (umbilden) and use the Charged Assets in the ordinary course of business to the extent permitted under the terms of the Secured Documents. The Transferor shall in doing so act with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns).

7.2	Processing

7.2.1	If the Transferor processes (verarbeiten) or remodels (umbilden) the Charged Assets, such processing or remodelling is effected free of charge for and on behalf of the Collateral Agent in such a way that the Collateral Agent shall be regarded as producer within the meaning of Section 950 of the German Civil Code (Bürgerliches Gesetzbuch) and shall retain or acquire title in the form of ownership, part ownership or inchoate rights in the produced or remodelled goods (such goods being hereinafter referred to as “New Products” and each as a “New Product”) at any time during each stage of processing or remodelling.

7.2.2	The Transferor and the Collateral Agent agree that if as a result of any production process carried on by the Transferor (whether or not by incorporation of any Charged Assets into a New Product), the Collateral Agent is not the owner, part-owner or holder of an inchoate right in respect of the New Product, then as soon as the Transferor gains such rights such rights shall pass over to the Collateral Agent. It is further agreed that subject to sub-Clause 7.2.1, if as a result of any production process carried on by the Transferor the Transferor co-mingles (vermischen, vermengen) goods or materials that constitute Charged Assets with goods or materials owned by third parties and the Transferor becomes owner, part-owner or holder of an inchoate right in respect of the co-mingled product, then as soon as the Transferor gains such rights such rights shall pass over to the Collateral Agent. Sub-Clause 2.5 shall apply mutatis mutandis.

7.2.3	To the extent the Transferor holds or will in future hold any claims entitling it to demand from any third party the transfer or assignment of ownership, part ownership or inchoate rights in respect of any New Product, the Transferor hereby assigns such claims to the Collateral Agent who accepts such assignment.

7.2.4	As far as ownership, part ownership or inchoate rights in respect of any New Products pass over to the Collateral Agent in accordance with this Clause 7, the Transferor shall hold the respective assets in gratuitous custody for, instead of delivering them to, the Collateral Agent. To the extent that any third party holds or will in future hold actual possession of such assets, the Transferor hereby assigns to the Collateral Agent all its present and future claims to surrender and the Collateral Agent accepts such assignment.

7.2.5	The Transferor hereby assigns to the Collateral Agent all its present and future claims it may have against a third party with respect to the processing or remodelling of the Charged Assets or the New Products resulting therefrom and the Collateral Agent accepts such assignment.

7.2.6	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled to mark, or to request the Transferor to mark, the Charged Assets as the Collateral Agent’s property if this seems appropriate to the Collateral Agent in its reasonable discretion to safeguard its legitimate interests.

8.	TAKING POSSESSION BY THE COLLATERAL AGENT

After the occurrence of an Enforcement Event which is continuing and in addition for the purpose of protecting any Secured Party’s legitimate interests (berechtigte Interessen) the Collateral Agent may limit the Authorisation or impose conditions for the exercise of the Authorisation or revoke the Authorisation and take possession of the Charged Assets. To the extent that the Authorisation is revoked or altered, the Collateral Agent may request that all documents relating to the Charged Assets be handed over to it and the Transferor hereby agrees to promptly comply with any such request.

9.	ENFORCEMENT

9.1	If an Enforcement Event has occurred and is continuing provided that any of the Secured Obligations has become due and payable, then the Collateral Agent is entitled to enforce its rights under this Agreement, revoke the Authorisation (to the extent it has not been revoked pursuant to Clause 8) and realise the Charged Assets.

9.2	The Collateral Agent will notify the Transferor in writing at least 5 (five) business days prior to the enforcement of any transfer of title pursuant hereto. No such notice shall be required if (i) the Transferor has generally ceased to make payments or (ii) an application for the institution of insolvency proceedings is filed by or against the Transferor.

9.3	On becoming entitled to enforce the security interest created hereunder in accordance with sub-Clause 9.1, the Collateral Agent may, in particular, but without limitation, sell the Charged Assets by way of private sale in total or in part to the extent necessary to satisfy any outstanding Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement),, it being understood that the Collateral Agent shall apply the proceeds of such realisation towards the Secured Obligations in accordance with the Intercreditor Agreement.

9.4	On becoming entitled to enforce the security interest created hereunder in accordance with sub-Clause 9.1, the Collateral Agent may request the Transferor to sell the Charged Assets for and on behalf of the Collateral Agent and in accordance with the Collateral Agent’s instruction. The Transferor shall promptly comply with such request.

9.5	If the Collateral Agent sells any Charged Assets pursuant to sub-Clause 9.3 hereof, it may take all measures and enter into all agreements which it considers to be expedient.

9.6	Notwithstanding sub-Clause 9.3, the Collateral Agent may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Secured Obligations.

9.7	Given the non-accessory nature of this security, the Transferor has no defences of revocation and set-off and no defences based on defences any Obligor might have against the Secured Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.

9.8	The Transferor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Transferor entering into this Agreement, be entitled to demand indemnification or compensation from any other Obligor or to assign any of these claims unless and until all Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement) have been fully and finally discharged.

10.	LIMITATIONS ON ENFORCEMENT

10.1	Definitions

“Net Assets” means an amount equal to the sum of the amounts of the Transferor’s general partner’s (Komplementär) assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – “HGB”)) less the aggregate amount of the Transferor’s general partner’s (Komplementär) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the Transferor’s general partner (Komplementär):

(a)	owing to Dutch Co-Borrower and/or any of Dutch Co-Borrower’s (formerly Flash Dutch 2 B.V.’s) subsidiaries or any other affiliated company which are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated; or

(b)	incurred in violation of any of the provisions of the Secured Documents (unless neither with wilful misconduct nor gross negligence)

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Transferor’s general partner (Komplementär) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to the Transferor the aggregate amount of:

(a)	its general partner’s (Komplementär) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) the increase has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) such increase has been effected with the prior written consent of the Collateral Agent and, in any case, (ii) only to the extent it is fully paid up; and

(b)	its general partner’s (Komplementär) amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Security” means the security created hereunder (which, for the purpose of this Clause 10 (Limitations on Enforcement), shall also include any other obligation of the Transferor to reimburse costs or pay indemnities under or in connection with any Secured Document) if and to the extent the security created hereunder secures the obligations of a Loan Party and/or Notes Party which is a shareholder of the Transferor’s general partner (Komplementär) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the Transferor’s general partner (Komplementär) and its subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Security if and to the extent the security created hereunder secures amounts outstanding under any Secured Document in relation to any financial accommodation made available under such Secured Document to any Borrower and/or any of the Issuers and on-lent to, or issued for the benefit of, the Transferor’s general partner (Komplementär) or any of its subsidiaries and still outstanding from time to time.

This Clause 10 (Limitation on Enforcement) applies if and to the extent the security created hereunder is an Up-stream and/or Cross-stream Security.

10.2	The Collateral Agent agrees that the enforcement of the security created hereunder shall be limited if:

10.2.1	(and to the extent that) the security constitutes an Upstream- and/or Cross-Stream Security; and

10.2.2	the enforcement of the security created hereunder pursuant to Clause 9 (Enforcement) would otherwise

(a)	have the effect of reducing the Transferor’s general partner’s (Komplementär) Net Assets to an amount that is lower than the amount of the Transferor’s general partner’s (Komplementär) Protected Capital or, if the amount of the Net Assets is already lower than the amount of the Transferor’s general partner’s (Komplementär) Protected Capital, cause the Net Assets to be further reduced; and

(b)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

10.2.3	the Transferor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 10.3 and 10.4 below.

10.3	Within ten (10) business days after the relevant Transferor’s receipt of notice from the Collateral Agent that it intends to enforce the security created hereunder, the Transferor shall provide a certificate signed by its general partner’s (Komplementär) managing director(s) (Geschäftsführer) confirming in writing if and to what extent the security created hereunder is an Up-stream and/or Cross-stream Security and an enforcement of the security would have the effects referred to in paragraph 10.2.2 above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the Transferor’s general partner (Komplementär) and a detailed calculation, based on the provisions of this Agreement of the amount of the Net Assets and Protected Capital of the Transferor’s general partner (Komplementär). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph 10.2.2 above (irrespective of whether or not the Collateral Agent agrees with the Management Determination).

10.4	If the Collateral Agent disagrees with the Management Determination, it may within fifteen (15) business days of its receipt request the Transferor to deliver, at its own cost and expense, within thirty (30) business days of such request an up-to-date balance sheet of the Transferor’s general partner (Komplementär), drawn-up by an auditor appointed by the Transferor in consultation with the Collateral Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the Transferor’s general partner (Komplementär) (the “Auditor’s Determination”). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph 10.2.2 above.

10.5	No reduction of the amount enforceable pursuant to this Clause 10 (Limitations on Enforcement) will prejudice the right of the Collateral Agent to continue to enforce the security created hereunder (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

10.6

The Transferor shall procure that its general partner (Komplementär) will do everything commercially justifiable and legally permitted to avoid the enforcement of the security created hereunder becoming limited pursuant to the terms of this Clause 10

(Limitations on Enforcement) and in particular after the occurrence and continuation of an Enforcement Event and within three (3) months after a written request of the Collateral Agent the Transferor’s general partner (Komplementär) shall realise at least at market value any of its general partner’s (Komplementär) assets that are not necessary, as determined by the Transferor’s general partner (Komplementär) in its sole discretion, for its business (nicht betriebsnotwendig) and is shown in its balance sheet with a book value that is in the reasonable opinion of the Collateral Agent significantly lower than the market value.

11.	BOOKKEEPING AND DATA-PROCESSING

11.1	The Transferor hereby assigns to the Collateral Agent, who accepts such assignment, any right it has against any third party (in particular any bookkeeping firm or tax consultant) in respect of the return of any proof or documents which the Transferor has handed over to such third party and which are necessary to identify the Charged Assets. The Transferor undertakes to instruct such third party, upon the occurrence and during the continuation of an Enforcement Event, to provide the Collateral Agent upon demand with such information, proof and documents which are necessary to check, assess or enforce the Charged Assets.

11.2	Upon the occurrence and during the continuation of an Enforcement Event, the Transferor shall allow the Collateral Agent access to any electronic data-processing system, including peripheral equipment, in which data concerning the Charged Assets or any part thereof have been stored. Moreover, the Transferor shall provide any assistance required to the Collateral Agent (including by making software operators available). The Transferor hereby assigns to the Collateral Agent, who accepts such assignment, all its rights against any third party which handles the electronic processing of data concerning the Charged Assets and undertakes to instruct such third party, upon a respective demand of the Collateral Agent following the occurrence and during the continuation of an Enforcement Event, to handle the processing of data for the Collateral Agent as it did for the Transferor provided that the Transferor shall continue to be given access to any data it requires in its ordinary course of business. The Collateral Agent hereby agrees, to the same extent required of the Transferor as a user of such electronic data-processing systems, to maintain and take reasonable measures to protect the confidentiality of any information relating to proprietary information concerning such electronic data-processing systems.

11.3	The Collateral Agent authorises the Transferor to exercise the rights assigned to the Collateral Agent pursuant to sub-Clause 11.1 and 11.2 above at all times prior to the occurrence of an Enforcement Event.

12.	REPRESENTATIONS AND WARRANTIES

The Transferor hereby represents and warrants to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:

12.1	except for any retention of title arrangements, it is the sole unrestricted owner of the Charged Assets and no other person is entitled to any Charged Assets as joint owner (Gesamthandseigentümer), co-owner (Miteigentümer) or holder of an inchoate right;

12.2	the lists attached hereto in Schedule 2 (Asset Identification List) is correct and sufficient to identify each Charged Asset and, with respect to the list attached hereto in Schedule 2 Part A, in particular the material numbers included in such list are identical to the numbers set out physically on the Charged Assets referred to therein;

12.3	except as not prohibited under the terms of the Secured Documents and save for any landlord’s or lessor’s statutory lien, the Charged Assets are not subject to any encumbrance (including any real estate security interest); and

12.4	except for any retention of title arrangements, the Transferor has the right to transfer or otherwise freely dispose of the Charged Assets as anticipated in sub-Clauses 2.1 and 2.2 above without the consent of any person.

13.	UNDERTAKINGS OF THE TRANSFEROR

During the term of this Agreement, the Transferor undertakes to the Collateral Agent:

13.1	not to defeat, impair or circumvent in any way the rights of the Collateral Agent created hereunder;

13.2	subject to sub-Clause 7.1 not to take, or participate in, any action which results or might result in a sale, transfer, encumbrance or other disposal of the Charged Assets or permit to subsist, create or agree to create any security interest or third party right in or over the Charged Assets;

13.3	subject to sub-Clause 7.1 to refrain from any acts or omissions, the purpose or effect of which is or would be the material dilution of the value of the Charged Assets or the Charged Assets ceasing to be transferable;

13.4	to inform the Collateral Agent without undue delay of any attachment (Pfändung) over any of the Charged Assets and any third parties bringing claims in respect of any of the Charged Assets or any other measures which might impair or jeopardize the Collateral Agent’s rights to any of the Charged Assets or materially impair their value, such notice to be accompanied by any documents the Collateral Agent might need to defend itself against any claim by a third party. In the event of an attachment, the Transferor undertakes to forward to the Collateral Agent without undue delay a copy of the attachment order (Pfändungsbeschluss) and all other documents necessary or expedient for a defence against such attachment. The Transferor shall inform the attaching creditor of the Collateral Agent’s security interests without undue delay; and

13.5	upon the Collateral Agent’s reasonable request following an Event of Default which is continuing, to provide the Collateral Agent promptly with all information and documents which are necessary or desirable in relation to the Charged Assets to protect the legitimate interests of the Collateral Agent and/or the Secured Parties or to enforce any claim assigned hereunder.

14.	POWER OF ATTORNEY

The Transferor, by way of security for its obligations under this Agreement, irrevocably appoints the Collateral Agent to be its attorney (Stellvertreter) to do anything which the Transferor is required to do under this Agreement but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit). For this purpose the Transferor relieves the Collateral Agent from the restrictions set out in Section 181 of the German Civil Code. The Collateral Agent shall only be able to exercise this power of attorney upon the occurrence of an Enforcement Event which has not been cured or waived and upon a notice to the Transferor in accordance with the Credit Agreement and/or EUR Notes Indenture.

15.	DURATION AND INDEPENDENCE

15.1	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Secured Documents or in any document or agreement related to any of the Secured Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Transferor pursuant to it.

15.2	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

15.3	Waiving Section 418 of the German Civil Code (applied by analogy), the Transferor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

16.	RELEASE OF SECURITY (SICHERHEITENFREIGABE)

16.1	Upon complete and irrevocable satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement),, the Collateral Agent will as soon as reasonably practicable, at the cost and expense of the Transferor, retransfer to the Transferor the Charged Assets, reassign the rights assigned to it pursuant to sub-Clause 11.1 and 11.2 and surrender the excess proceeds, if any, resulting from any realisation thereof. The Collateral Agent will, however, transfer any Charged Assets or excess proceeds to a third person if so required by law.

16.2	At any time when the total value of the aggregate security granted by the Transferor and the other Obligors to secure the Secured Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Secured Obligations (the “Limit”), the Collateral Agent shall on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

17.	PARTIAL INVALIDITY, WAIVER

17.1	The parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

17.2	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

17.3	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

18.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 18 shall be made in writing.

19.	NOTICES AND THEIR LANGUAGE

19.1	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

For the Transferor:	AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG

	Address:	Christbusch 25 42285 Wuppertal

	Fax:	+49 252 2952 8744

	Attention:	Christoph Rose

For the Collateral Agent:	BARCLAYS BANK PLC

	Address:	745 Seventh Avenue New York, NY 10019

	Fax:	+1 212 526-5115

	Attention:	Vannessa Kurbatskiy

19.2	Proof of posting or dispatch of any notice or communication to the Transferor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting and (ii) in case of a fax transmission, on the business day in the country of receipt immediately following the date of its dispatch.

19.3	Any notice or other communication under or connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

20.	APPLICABLE LAW; JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Collateral Agent, however, shall also be entitled to take action against the Transferor in any other court of competent jurisdiction. Further, the taking of proceedings against the Transferor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

21.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

21.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

21.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 21.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance, attention to Isabel van Bremen (Isabel.vanBremen@cliffordchance.com) or Matthias Töke (Matthias.Toeke@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

21.3	For the purposes of this Clause 21 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE

This Security Transfer Agreement has been entered into on the date stated at the beginning by:

AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG (represented by its general partner (Komplementär) Axalta Coating Systems Verwaltungs GmbH)

as Transferor

By:	/s/ Otmar Hauck		By:	/s/ Holger Lassen
	Name:	Otmar Hauck		Name:	Holger Lassen
	Title:	Managing Director (Geschaftsfuhrer)		Title:	Managing Director (Geschaftsfuhrer)

BARCLAYS BANK PLC as Collateral Agent

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President